Exhibit 10.1
AGREEMENT OF TERMINATION
by and between
BIOTIE THERAPIES CORP.
and
SOMAXON PHARMACEUTICALS, INC.
12 March 2009

2(6)
AGREEMENT OF TERMINATION
THIS AGREEMENT OF TERMINATION (hereinafter the “Agreement of Termination”) is entered into on this the 12th day of March 2009, by and between

1.	Biotie Therapies Corp., a corporation incorporated and existing under the laws of Finland, having its registered domicile in Turku, Finland and with business identity code 1475830-6 (“BTT”);

and

2.	Somaxon Pharmaceuticals, Inc., a corporation incorporated and existing under the laws of the state of Delaware, in the United States of America and having its principal place of business in San Diego, California (“Somaxon”).

Each also referred to as “Party” or together as “Parties”.
RECITALS
A.	On 12 November 2004 the Parties entered into a license agreement regarding the clinical development, obtaining of a regulatory marketing approval and commercialising of the IPR in the Territory. On November 2, 2006, the Parties entered into a letter agreement amending certain provisions in such license agreement. The license agreement and letter agreement shall collectively hereinafter be referred to as the “License Agreement”.

B.	With this Agreement of Termination the Parties desire to terminate the License Agreement and agree on certain related arrangements thereto, such as the return of all materials delivered to the other Party during the course of the Agreement term, on the terms and conditions set forth herein. The intent of the Parties is, thus, to put BTT in a position to freely license and/ or transfer any and all rights granted to Somaxon under the License Agreement.

NOW THEREFORE, the Parties hereby agree as follows:
1. DEFINITIONS
As used in this Agreement of Termination, unless expressly otherwise stated or evident in the context, all captioned terms shall have the meanings defined in the License Agreement.
2. TRANSFER AND TERMINATION
Somaxon hereby returns to BTT all licensed rights acquired by Somaxon under the License Agreement (the “Transfer”).

3(6)
The Parties hereby jointly agree to terminate the License Agreement with immediate effect. The Parties acknowledge that such termination shall include the sublicense rights and the Tri-Party Agreements related to such sublicense rights as set forth in Section 2.3 of the License Agreement. After the termination, the Parties do not have any obligations or claims towards each other based on the License Agreement other than:
(a)	BTT to pay the sums as specified in Section 3 below;

(b)	Somaxon to return all Know-How and other data, information, related materials (including but not limited to expert reports) relating to the Product provided by BTT to Somaxon in connection with the License Agreement or otherwise, including, but not limited to, all material related to the Phase III Clinical Trial involving the alcoholism study conducted by BTT (the “BTT Data”). Somaxon shall return the BTT Data to BTT as reasonably practicable after the date of this Agreement of Termination;

(c)	BTT to return all data, information, related materials (including but not limited to expert reports) and any correspondence with the FDA) relating to the Product as well as any NDAs and/ or INDs provided by Somaxon to BTT in connection with the License Agreement (collectively, the “Somaxon Data”). BTT shall return the Somaxon Data to Somaxon as reasonably practicable after the date of this Agreement of Termination;

(d)	Somaxon to execute and deliver such documents related to the return transfer of the Trade Marks back to BTT, if any, and do such other things as may be reasonably requested by BTT, to confirm any and all rights to the Trade Marks to BTT and to facilitate the recording of the transfer of the Trade Marks in the Territory without any claim for remuneration; and

(e)	The confidentiality provision contained in Section 15 of the License Agreement to remain valid.
Further, Somaxon shall refrain from any and all further research and development relating to or based on the IPR.

In addition, each of the Parties acknowledges that the indemnification obligations contained in Section 14 of the License Agreement shall survive the termination of the License Agreement. Each of BTT and Somaxon hereby agrees not to assert any claim that the other party has violated any terms of the License Agreement prior to the effective date of this Agreement of Termination, except to the extent that any such claim is necessary to limit an indemnification claim made by such other party pursuant to the terms of Section 14. After the effective date of this Agreement and Termination, BTT

4(6)
shall have the full responsibility for any pre-clinical and clinical trials conducted by it or any of third party as well as for the Product marketing, distribution, manufacturing, sale or any other similar matters and shall bear any and all liability resulting thereof. For the avoidance of doubt, Somaxon shall continue to have the indemnity obligations set forth in Section 14 of the License agreement and thereby bear any and all liability relating to any pre-clinical and clinical trials conducted by Somaxon based on the IPR during the term of the License Agreement specifically pursuant to the terms and conditions set forth in Section 14 of the License Agreement.
3. ECONOMIC TERMS
As a consideration of the Transfer, BTT shall within five (5) business days after the signing of this Agreement of Termination pay to Somaxon a fixed sum of USD one (1) million (the “Termination Fee”). This Agreement of Termination shall only be effective upon receipt of the Termination Fee by Somaxon.

The payments shall be made to Somaxon’s bank account as follows:

Account number: 3300399198

Routing number: 121140399

Swift Code (Intl): SVBKUS6S
4. PUBLICITY
The Parties acknowledge and agree that the execution and main contents of this Agreement of Termination shall be disclosed by a release to the market upon the execution by the Parties. The contents of such release shall be agreed upon by the Parties beforehand.
5. MISCELLANEOUS
5.1 Compliance with Laws
Each Party shall comply with all laws, rules, regulations and policies applicable to the conduct of its duties and obligations under this Agreement of Termination.
5.2 Severability
In case one (1) or more of the provisions contained in this Agreement of Termination should, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement of Termination, but this Agreement of

5(6)
Termination shall be construed by limiting such invalid, illegal or unenforceable provision or, so that the invalid, illegal or unenforceable provision is substituted by a valid, legal and enforceable provision which as nearly as possible gives effect to the Parties’ intention expressed in this Agreement of Termination.
5.3 Entire Agreement
This Agreement of Termination constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes all written or oral prior agreements or understandings. The Parties agree and acknowledge that the Parties do not have any obligations or claims towards each other based on the License Agreement other than those set forth in Sections 2, 3 and 4 above.
5.4 Governing Law
This Agreement of Termination is acknowledged to have been made, and shall be construed, governed, interpreted and applied in accordance with the laws of England without reference to its provisions relating to choice of laws.
5.5 Dispute Resolution
In the event of any controversy, claim or dispute arising out of or relating to any provisions of this Agreement of Termination, the Parties shall try to settle those conflicts amicably between themselves within thirty (30) days as of either Party’s written request for amicable settlement negotiations. Should the Parties fail to settle, the matter in dispute shall be finally and exclusively settled by binding arbitration in accordance with Rules of the International Chamber of Commerce. The arbitration shall be held in the English language in London, England. In any such arbitration, Somaxon shall select one (1) arbitrator and BTT shall select one (1) arbitrator, who, in each case, shall be an experienced lawyer or judge (or retired lawyer or judge) and fluent in English. The arbitrators selected by the Parties shall select a third arbitrator to act as Chairman. Judgement upon the award may be entered in any Court having jurisdiction.
5.6 Third Parties
The Parties do not intend that any terms of this Agreement of Termination shall be enforceable by any person who is not a party to this Agreement of Termination, except as such Agreement of Termination shall effect the termination of the Tri-Party Agreements entered into in connection with the License Agreement.
5.7 Counterparts of this Agreement of Termination
This Agreement of Termination has been executed in two (2) identical counterparts, one (1) for BTT and one (1) for Somaxon.

6(6)
IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement of Termination in San Diego, California and Turku, Finland as of the day and year first above written.

Biotie Therapies Corp.	Somaxon Pharmaceuticals, Inc.

/s/ Timo Veromaa	/s/ Richard W. Pascoe
Name: Timo Veromaa	Name: Richard W. Pascoe
Title: President and CEO	Title: President and CEO